EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Greenlight Capital Re, Ltd.
Grand Cayman, Cayman Islands

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-139993) of Greenlight Capital Re, Ltd. of our report dated March 17, 2008, relating to the consolidated financial statements and financial statement schedules which appear in this Form 10-K.

/s/ BDO Seidman, LLP
Grand Rapids, Michigan

March 17, 2008